ABERDEEN STANDARD PRECIOUS METALS BASKET ETF TRUST S-3

Exhibit 8.1

Reed Smith LLP Reed Smith Centre 225 Fifth Avenue Pittsburgh, PA 15222-2716 Tel +1 412 288 3131 Fax +1 412 288 3063 reedsmith.com

November 15, 2019

Aberdeen Standard Investments ETFs Sponsor LLC

as Sponsor to Aberdeen Standard Precious Metals Basket ETF Trust

712 Fifth Avenue, 49th Floor

New York, New York 10019

Attention: Christopher Demetriou

The Bank of New York Mellon

as Trustee to Aberdeen Standard Precious Metals Basket ETF Trust

2 Hanson Place

Brooklyn, NY 11217

Attention: Chris Yedreyeski

Messrs. Demetriou and Yedreyeski:

We are acting as special United States tax counsel to the Aberdeen Standard Precious Metals Basket ETF Trust (the “Trust”) in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on the date hereof.  The Registration Statement relates to the proposed issuance by the Trust, an investment trust formed on October 18, 2010 under New York law pursuant to a Depositary Trust Agreement between Aberdeen Standard Investments ETFs Sponsor LLC, as Sponsor, and The Bank of New York Mellon, as Trustee, of 8,100,000 shares, representing units of fractional undivided beneficial interest in and ownership of the Trust (the “Shares”).

In rendering this opinion, we have examined the Registration Statement and such other documents and materials as we have deemed necessary or appropriate to review for purposes of our opinion, and have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.  In addition, in rendering this opinion, we have relied upon and have assumed, with your permission, the accuracy of the statements contained in the Registration Statement, and that the Trust will operate in the manner discussed in its organizational documents and the prospectus included in the Registration Statement (the “Prospectus”).

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.  In rendering this opinion, we are expressing our views only as to United States federal income tax law.

November 15, 2019 Page 2

Based on and subject to the foregoing, the discussion relating to tax matters under the heading “United States Federal Income Tax Consequences” in the Prospectus (subject to the qualifications contained therein) expresses our opinion as to the material aspects of the United States federal income tax treatment to a Shareholder, as of the date hereof, of the acquisition, ownership and disposition of a Share pursuant to the Prospectus.

Our opinion relies on, and is subject to, the facts, representations and assumptions set forth or referenced herein.  Any inaccuracy or subsequent change in such facts, representations or assumptions could adversely affect our opinion.

We hereby consent to the filing with the SEC of this letter as an exhibit to the Registration Statement and the reference to this letter and to us under the heading “United States Federal Income Tax Consequences” in the Prospectus.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Reed Smith LLP

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